As filed with the Securities and Exchange Commission on January 26, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WASTE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-0780204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1122 International Blvd., Suite 601
Burlington, Ontario, Canada L7L 6Z8
(Address of Principal Executive Offices)
Waste Services, Inc. 2007 Equity and Performance Incentive Plan
(Full title of the plan)
Ivan R. Cairns
Executive Vice President, General Counsel and Secretary
1122 International Blvd., Suite 601
Burlington, Ontario, Canada L7L 6Z8
(905) 319-1237
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Rick L. Burdick
Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036-1564
(202) 887-4000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum	Amount of
Title of securities	Amount to be	maximum offering	aggregate offering	registration
to be registered	registered (1)	price per share (2)	price (2)	fee
Common Stock, par value $0.01 per share	4,328,125	$9.40	$40,684,375	2,900.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares of Registrant’s common stock as may be issued in connection with share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on average of the high and low price of Registrant’s common stock reported on the NASDAQ Global Market on January 22, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement on Form S-8 (the “Registration Statement”) omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be delivered to the employees of Waste Services, Inc. (the “Registrant”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on February 26, 2009;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as filed with the Commission on April 24, 2009, the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, as filed with the Commission on July 23, 2009 and the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, as filed with the Commission on October 29, 2009;

3.	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on July 13, 2009, September 16, 2009, September 21, 2009, October 6, 2009 (as amended on December 18, 2009), November 12, 2009, November 16, 2009 and December 10, 2009; and

4.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-3, as filed with the Commission on August 3, 2004, including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information that the Registrant discloses solely under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission be incorporated or deemed to be incorporated by reference in, or otherwise be included in, this Registration Statement.

     Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification.
     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

     The indemnification and related provisions set forth in Article VII of our amended and restated certificate of incorporation are substantially identical to the provisions of the DGCL described above and otherwise set forth in Section 145 of the DGCL. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been a director or officer of our company.
     In addition, we have entered into indemnity agreements with our directors and executive officers, under which we have agreed to use our commercially reasonable best efforts to maintain in effect directors’ and officers’ liability insurance comparable to that currently in effect, unless such insurance is not reasonably available or, in the reasonable business judgment of our board of directors, there is insufficient benefit to us from such insurance. The indemnity agreements also provide that we will, to the maximum extent permitted by law, indemnify each director and executive officer against any costs and expenses, attorneys’ fees, judgments, punitive or exemplary damages, fines, excise taxes or amounts paid in settlement incurred in connection with any claim involving him by reason of his position as a director or executive officer that are in excess of the coverage provided by any such insurance, provided that he meets certain minimum standards of conduct.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
     Article VII, Section 7.01 of our amended and restated certificate of incorporation states that:
     The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII, Section 7.01 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
4.1	Waste Services, Inc. 2007 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 26, 2009).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Crowe Horwath LLP.

23.3	Consent of Crowe Horwath LLP.

23.4	Consent of Blackman Kallick, LLP.

23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Province of Ontario, on January 26, 2010.

WASTE SERVICES, INC. (Registrant)
By:	/s/ David Sutherland-Yoest
David Sutherland-Yoest
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose name and signature appears below constitutes and appoints David Sutherland-Yoest, Edwin D. Johnson and Ivan R. Cairns, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ David Sutherland-Yoest David Sutherland-Yoest	President, Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2010

/s/ Edwin D. Johnson Edwin D. Johnson	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	January 26, 2010

Name	Title	Date

/s/ Gary W. DeGroote Gary W. DeGroote	Director	January 26, 2010

/s/ Michael H. DeGroote Michael H. DeGroote	Director	January 26, 2010

/s/ Michael B. Lazar Michael B. Lazar	Director	January 26, 2010

/s/ George E. Matelich George E. Matelich	Director	January 26, 2010

/s/ Lucien Rémillard Lucien Rémillard	Director	January 26, 2010

/s/ Jack E. Short Jack E. Short	Director	January 26, 2010

Wallace L. Timmeny	Director	January 26, 2010

/s/ Michael J. Verrochi Michael J. Verrochi	Director	January 26, 2010

INDEX TO EXHIBITS
4.1	Waste Services, Inc. 2007 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.2 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 26, 2009).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Crowe Horwath LLP.

23.3	Consent of Crowe Horwath LLP.

23.4	Consent of Blackman Kallick, LLP.

23.5	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).